UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  December 26, 2020

Myovant Sciences Ltd.
(Exact name of registrant as specified in its charter)

001-37929
(Commission File No.)

Bermuda	98-1343578
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 1, 3rd Floor
11-12 St. James’s Square
London
SW1Y 4LB
United Kingdom	Not Applicable
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: +44 207 400 3351
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, par value $0.000017727 per share	MYOV	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On December 26, 2020, Myovant Sciences GmbH (“Myovant”), a subsidiary of Myovant Sciences Ltd., entered into a Collaboration and Licensing Agreement (the “Agreement”) with Pfizer Inc., pursuant to which Myovant and Pfizer will collaborate to develop and commercialize relugolix – a once-daily, oral gonadotropin-releasing hormone (GnRH) receptor antagonist – in oncology and women’s health indications in the U.S. and Canada. Pfizer will also receive an option to acquire exclusive commercialization and development rights to relugolix in oncology outside the U.S. and Canada, excluding certain Asian countries (the “Pfizer Territory”).
Under the terms of the Agreement, Myovant and Pfizer will jointly develop and commercialize ORGOVYXTM (relugolix) in advanced prostate cancer and, if approved, relugolix combination tablet (relugolix 40 mg, estradiol 1.0 mg, and norethindrone acetate 0.5 mg) in women’s health in the U.S. and Canada. Myovant and Pfizer will equally share profits and certain expenses for ORGOVYX and relugolix combination tablet with Myovant recording revenues. Myovant will remain responsible for regulatory interactions and drug supply and will continue to lead clinical development for relugolix combination tablet in the women’s health indications, while development for ORGOVYX will be shared equally among both companies.
Myovant is eligible to receive total potential payments of up to $4.2 billion, including an upfront payment of $650 million, regulatory milestones of $100 million upon each potential U.S. Food and Drug Administration approval for relugolix combination tablet in uterine fibroids and endometriosis, and tiered sales milestones upon reaching certain thresholds up to $2.5 billion in net sales for prostate cancer and the combined women’s health indications. In addition, if Pfizer exercises its option to acquire exclusive commercialization and development rights to relugolix in oncology in the Pfizer Territory, Myovant will receive an option exercise fee of $50 million and will be entitled to receive double-digit royalties on sales of relugolix. Pfizer will bear 100% of costs incurred in the Pfizer Territory. The term of the Agreement continues until either no products are sold and all development activities have terminated or, in the case Pfizer exercises its option for relugolix in the Pfizer Territory, when its obligation to pay royalties expires, in each case subject to early termination under the terms of the Agreement.
The foregoing description of the Agreement describes the material terms of the Agreement in general terms and is incomplete. The Agreement will be filed as an exhibit to Myovant Sciences Ltd.’s Quarterly Report on Form 10-Q for the quarter ending on December 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myovant Sciences Ltd.

Date:	December 28, 2020	By:	/s/ Matthew Lang
		Name:	Matthew Lang
		Title:	General Counsel and Corporate Secretary